PURCHASE AND SALE AGREEMENT



          THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is entered into as of __________, 1998, by and between El Paso Field Services Company, a Delaware corporation (the "Seller"), and Midcoast Gas Services, Inc., a Delaware corporation (the "Buyer"). The Seller and the Buyer are referred to collectively herein as the "Parties."

                            RECITALS

          WHEREAS, the Seller owns the properties and assets comprising the Anadarko gas gathering system (collectively, the "Assets") described in Section 2 hereof;

          WHEREAS, this Agreement contemplates a transaction in which the Buyer will purchase from the Seller, and the Seller will sell to the Buyer, all of the Assets in return for the consideration specified herein;

          NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

          1.   Definitions.

               "Adverse  Consequences" means all actions,  suits,
proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses and fees, including court costs and attorneys' fees and expenses, but excluding consequential damages.

               "Affiliate" has the meaning set forth in Rule 12b-
2  of  the  regulations promulgated under the Securities Exchange
Act.

               "Assets" has the meaning set forth in Section 2.

               "Buyer" has the meaning set forth in the preface above.

               "Closing"  has  the meaning set forth  in  Section
2(f) below.

               "Closing  Date"  has  the  meaning  set  forth  in
Section 2(f) below.

               "Code" means the Internal Revenue Code of 1986, as amended.

               "Confidentiality     Agreement"     means      the
Confidentiality Agreement between the Buyer's parent and the Seller dated May 12, 1998.

               "Customary Post-Closing Consents" means consents and approvals from Governmental Authorities that are customarily obtained after closing in connection with a sale of ownership interests or assets of the nature of the Assets.

               "Employee Pension Benefit Plan" has the meaning set forth in ERISA section 3(2).

               "Encumbrance" means any mortgage, pledge, lien, encumbrance, charge, other security interest or defect in title.

               "Environmental Law" or "Environmental Laws" has the meaning given to that term in Section 4(i) of this Agreement.

               "ERISA"  means  the  Employee  Retirement   Income
Security Act of 1974, as amended.

               "Excluded  Assets" has the meaning  set  forth  in
Section 2(b).

               "Excluded Liabilities" has the meaning set forth in Section 2(d).

               "Governmental Authority" means the United States and any state, county, city or other political subdivision, agency, court or instrumentality.

               "Hart-Scott-Rodino  Act"  means  the   Hart-Scott-
Rodino Antitrust Improvements Act of 1976, as amended.

               "Hazardous   Substances"  means   all   materials,
substances and wastes which are regulated under any Environmental
Law or which may form the basis for liability under any Environmental Law.

               "Indemnified Party" has the meaning set  forth  in
Section 8(d) below.

               "Indemnifying Party" has the meaning set forth  in
Section 8(d) below.

               "Knowledge" means, in the case of the Seller, the actual knowledge of the individuals listed on SCHEDULE 1(a) hereto without independent investigation and, in the case of the Buyer, the actual knowledge of the individuals listed on SCHEDULE 1(b) hereto without independent investigation.

               "Laws" means any constitution, statute, code, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any applicable Governmental
Authority.

               "Material Adverse Effect" means any change or effect that, individually or in the aggregate with other changes or effects, is adverse to the business, operations and/or properties comprising the Assets, in the amount of Twenty-Five Thousand Dollars ($25,000.00) or more.

               "Ordinary Course of Business" means the ordinary course of business consistent with the affected party's past custom and practice (including with respect to quantity and frequency).

               "Party" has the meaning set forth in the preface above.

               "Permitted   Encumbrances"   means  any   of   the
following: (i) any liens for taxes and assessments not yet delinquent or, if delinquent, that are being contested in good faith in the ordinary course of business; (ii) any obligations or duties reserved to or vested in any municipality or other Governmental Authority to regulate any Asset in any manner including all applicable Laws; (iii) mechanic's, materialmen's, and similar liens identified in SCHEDULE 1; (iv) purchase money liens and liens securing rental payments under capital lease arrangements; and (v) any Customary Post-Closing Consents with respect to the Assets.

                 "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency, or political subdivision thereof).

               "Purchase  Price"  has the meaning  set  forth  in
Section 2(e) below.

               "Securities Act" means the Securities Act of 1933, as amended.

               "Securities  Exchange  Act" means  the  Securities
Exchange Act of 1934, as amended.

               "Seller" has the meaning set forth in the preface above.

               "Tax(es)" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code 59A), custom duties, capital stock, franchise profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

               "Tax   Return"   means  any  return,  declaration,
report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

               "Third  Party Claim" has the meaning set forth  in
Section 8(d) below.

               "Year 2000 Compliant" means that the Assets and all data processing related to the Assets will be able to function without interruption or human intervention with four-digit year processing on all Date Data, including errors or interruptions from functions which may involve Date Data from more than one century or leap years, regardless of the date of processing or date of Date Data ("Date Data" ("Date Datameans any data, input, or output which includes an indication of date), and provide results from any operation accurately reflecting any Date Data used in the operation performed, with output in any form, except graphics, having four-digit years, or provide data interchange in the ISO 8601:1988 standard of CCYYMMDD.

          2.   Purchase and Sale of the Assets.

               (a) Assets. Subject to the terms and conditions of this Agreement, the Seller agrees to sell, and the Buyer agrees to purchase from the Seller, the Assets, consisting of:

                    (i) the Anadarko gathering system, compression facilities and dehydration facilities depicted on the maps attached hereto as SCHEDULE 2(a)(i) together with all valves, taps, interconnections and flow meters attached thereto or used in connection therewith;

                    (ii) all equipment whether owned or leased which is routinely used or held for use in connection with the Anadarko gathering system and facilities described or referred to in clause (a)(i) above, including but not limited to the compressor units, scrubbers, dehydration units, tanks, traps, cathodic protection equipment, radios (not radio frequencies), remote terminal units, the communication tower at Canadian, Texas, flow computers, laptop computers, and other personal property listed on the attached SCHEDULE 2(a)(ii);

                    (iii) all real property interests currently used by the Seller in connection with the Anadarko gathering system and facilities described or referred to in clause (a)(i) above, including those fee interests, surface leases, easements, rights-of-way, surface use agreements and other similar agreements listed on the attached SCHEDULE 2(a)(iii) (collectively the "Rights-of-Way");

                    (iv)   the   vehicles  and  heavy   motorized
          equipment, trailers and like equipment listed on the attached SCHEDULE 2(a)(iv);

                    (v)   the gas purchase contracts, residue gas
          sales contracts, gas gathering agreements, processing agreements, treating agreements, compression agreements and third party contractor or supplier agreements, together with all amendments thereto and ratifications thereof, listed on the attached SCHEDULE 2(a)(v) (collectively, the "Gas Contracts");

                    (vi) any and all other facilities, equipment, tools, office furniture and equipment, operating supplies, gasoline or diesel fuel, spare parts, chemicals and other tangible assets currently located at or attached or appurtenant to the Anadarko gathering system and facilities described or referred to in clause (a)(i) above, whether in use or non-use, and whether specifically described or not described in the schedules attached to this Agreement;

                    (vii) all books, files, maps, records and reports (including electronic data files that would not violate any license or law) pertaining primarily to the Anadarko gathering system and facilities described or referred to in clause (a)(i) above and the equipment referred to in clause (a)(ii) above, including, but not limited to, all pipeline and plant construction and testing records, vessel and pipe certifications and weld x-rays, equipment specifications and operating manuals and inspection reports, and reports and filings to and with the U.S. Department of Transportation, the U.S. Environmental Protection Agency and the states of Oklahoma and Texas;

                    (viii) all permits, licenses, orders, certificates of occupancy and other governmental authorizations obtained by the Seller pertaining or relating to the Anadarko gathering system and facilities described or referred to in clause (a)(i) above set forth on SCHEDULE 2(a)(viii) hereto, to the extent legally assignable or transferable; and

                    (ix) the office building and property located at South Highway 83, Shamrock, Texas 79079, and all of the furnishings, fixtures and equipment therein.

               (b)    Excluded  Assets.     Notwithstanding   any
provision of Section 2(a) hereof, the Assets do not include, and the Seller shall retain all right, title and interest in and to the following assets (the "Excluded Assets"):

                    (i)   all  cash and cash equivalents  of  the
          Seller;

                    (ii) all accounts and notes receivable arising out of, resulting from or relating to the business and operations of the Assets for periods up to the Effective Time, and all claims, causes of action and rights relating thereto and proceeds thereof, other than those notes and/or accounts listed on the attached
          SCHEDULE 2(b) and the claims, causes of action and rights relating thereto and proceeds thereof to the extent relating to periods after the Effective Time;

                    (iii)     all rights under insurance policies
          of the Seller and its Affiliates relating to the Assets;

                    (iv) the items listed on SCHEDULE 2(b)(iv);

                    (v) all computer equipment (except as listed in Section 2(a) herein);

                    (vi)       Tax credits, Tax refunds or  other
          Tax assets relating to whole or partial taxable periods on or before the Closing Date;

                    (vii)      Tax  Returns, Tax  workpapers  and
          other Tax records and information;

                    (ix)        all  equipment  located  in   the
          Seller's  offices located in Houston, Texas,  El  Paso,
          Texas, and Farmington, New Mexico; and

                    (x) that certain payment by Exxon Company, U.S.A. to the Seller described as the past settlement for litigation and the purchase of the Northeast Mayfield Treating Plant in Beckham County, Oklahoma.

               (c) Assumed Liabilities. Except for the liabilities and obligations described in Section 2(d) below, subject to the terms and conditions of, and the Closing of, this Agreement, effective as of the Effective Time, the Buyer shall assume and shall thereafter be responsible for and shall pay and discharge when due, all liabilities and obligations arising out of, resulting from or relating to any of the Assets, whether absolute, contingent, matured or unmatured, and whether arising prior to, on or after the Effective Time (collectively, the "Assumed Liabilities"). The assumption of the Assumed Liabilities by the Buyer hereunder shall not be deemed to create, confirm or give rise to any rights of any third party, as third-party beneficiary or otherwise, or to waive any defenses available to the Seller or the Buyer with respect to any such liabilities; it being understood that such assumption is for the purpose of allocating responsibility between the Seller and the
Buyer. Further, assumption of the Assumed Liabilities by the Buyer hereunder shall not be deemed a waiver of any breach of any representation, warranty, covenant, agreement or undertaking of the Seller under this Agreement even though such breach gives rise to Assumed Liabilities.

               (d)     Excluded   Liabilities.    Notwithstanding
Section 2(c) hereof, the Buyer is not assuming, and the Seller shall retain and be responsible for and shall pay and discharge when due, the following liabilities and obligations (collectively, the "Excluded Liabilities"):

                    (i)   all  accounts and notes payable arising
          out of, resulting from or relating to the Assets to the extent relating to or for periods up to and including the Effective Time;

                    (ii) all indebtedness of the Seller; and

                    (iii)     all Taxes arising out of, resulting
          from or relating to the Assets for whole or partial taxable periods on or before the Closing Date.

               (e)   Purchase Price.  The Buyer agrees to pay  to
the Seller, at the Closing, Thirty- Five Million Dollars ($35,000,000.00) (the "Purchase Price"), as adjusted at Closing pursuant to this Agreement, payable by wire transfer or delivery of other immediately available funds.

               (f)  The Closing.  The closing of the transactions
contemplated by this Agreement (the "Closing") shall take place at the offices of the Seller, 1001 Louisiana Street, Houston, Texas 77002, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions each Party will take at the Closing itself) or such other date as the Buyer and the Seller may mutually determine (the "Closing Date"). Notwithstanding the consummation of the purchase and sale contemplated by this Agreement on the Closing Date, the Closing will be deemed to be effective as of 9:00 a.m. on August 1, 1998 (the "Effective Time").

               (g)   Deliveries at the Closing.  At the  Closing,
(i) the Seller will deliver to the Buyer the various certificates, instruments and documents referred to in Section 7(a) below, (ii) the Buyer will deliver to the Seller the various certificates, instruments and documents referred to in Section 7(b) below, (iii) the Seller will deliver to the Buyer such instruments of assignment, conveyance and transfer, with special warranty of title as to all claims by, through and under the Seller only, and otherwise in form and content mutually acceptable to the Seller and the Buyer, as shall be necessary to transfer to the Buyer all of the Assets, and (iv) the Buyer will deliver to the Seller the Purchase Price specified in Section 2(e) above.

               (h) Apportionments. (i) Subject to Section 2(ii) below, all accounts and notes receivable and accounts and notes payable with respect to any or all of the Assets shall be prorated between the Seller and the Buyer as of the Effective Time. Any account or note receivable shall be deemed to have accrued when it was earned (whether or not billed); any account or note payable shall be deemed to have accrued when the event giving rise to such account or note payable occurred (whether or not such account or note payable was invoiced or paid at the Effective Time).

                    (ii) The Buyer shall be responsible for the actual payment of all ad valorem and property Taxes with respect to the Assets for the calendar year in which the Closing occurs; provided, however, that the Seller shall reimburse the Buyer for its pro rata share of such Taxes to the extent not previously paid by the Seller. An estimate of such Taxes shall be made at the Closing and such amount shall be paid to the Buyer at Closing. The ad valorem and property Taxes for the year of Closing for which the Seller is responsible shall be determined by applying a fraction based on the number of days in the calendar year prior to the Effective Time to such Taxes for the calendar year. Payment of any amount owed by the Buyer to the Seller or by the Seller to the Buyer shall be made within thirty (30)
     days after the actual ad valorem and property Taxes with respect to the Assets for the calendar year in which Closing occurs have been determined.

               (i) Imbalances. The Seller shall make reasonable efforts to cause the individual physical natural gas cumulative imbalances with respect to the Assets to be reduced to as close to zero as possible as of the Closing Date. To the extent all necessary information is available, a determination of the imbalances existing on the Assets shall be made as of the Closing Date. To the extent all necessary information is not available prior to the Closing Date, such determination of imbalances shall be made within 180 days after Closing Date (the "Imbalance Adjustment Period"). The Seller shall prepare a schedule of imbalances as of the Closing Date, which shall set forth by shipper, estimated imbalance receivables and imbalance payables. To the extent that there are any remaining imbalances attributable to actions which occurred prior to the Closing Date at the end of the Imbalance Adjustment Period, the Seller and the Buyer shall agree to an imbalance settlement statement, and based upon such statement (i) the Buyer shall "cash out" and pay the Seller for any imbalances due from shippers by multiplying the imbalance quantity by the "Imbalance Price" set forth below, and
(ii) the Seller shall "cash out" and pay the Buyer for any imbalances due to shippers by multiplying the imbalance quantity by the "Imbalance Price" described below. The "Imbalance Price" shall be arithmetic average of the monthly Index Prices found in the first issue of the month (pertaining to the last month in the Imbalance Adjustment Period) of The McGraw-Hill Companies, Inc.'s "Inside F.E.R.C.'s Gas Market Report" under the table labeled PRICES OF SPOT GAS DELIVERED TO PIPELINES for ANR Pipeline Co. (Oklahoma), Natural Gas Pipeline of America (Mid-Continent Zone), and Panhandle Eastern Pipe Line Co. (Texas-Oklahoma mainline)



                    (j)   Purchase  Price  Allocation.   For  the
          purpose   of   making  the  requisite   filings   under
          Section 1060 of Code and the regulations thereunder, the Seller and the Buyer will, within one hundred-twenty (120) days following the Closing Date, agree to allocate the Purchase Price among the Assets and set forth the same in a letter agreement between them. The Seller and the Buyer each agree to report the federal, state and local income and other Tax consequences of the transactions contemplated herein, and in particular to report the information required by Section 1060(b) of the Code, in a manner consistent with such allocation. The Seller and the Buyer agree that each will furnish the other a copy of Form 8594 (Asset Acquisition Statement under Section 1060) as filed with the Internal Revenue Service by such party or any affiliate thereof within 30 days of the filing of such form with the Internal Revenue Service.

                    (k)   Adjustments to the Purchase  Price. The
          Purchase Price shall be increased or decreased by the following amounts: (a) capital expenditures or acquisitions or construction of fixed assets agreed to by the Buyer in accordance with Section 4 (d) (viii);
          (b) if a positive number increased, and if a negative number decreased, by the amount of revenues less Taxes (to the extent such Taxes are the responsibility of the Buyer under this Agreement and have not previously been paid by the Seller) and expenses arising out of, resulting from or relating to the Assets (to the extent such expenses are the responsibility of the Buyer under this Agreement and have not previously been paid by the Seller) from the Effective Time to the Closing Date as agreed in writing by the Seller and the Buyer on or prior to the Closing and (c) any other amount provided for in this Agreement or agreed upon in writing by the Buyer and the Seller.

          3.    Representations  and  Warranties  Concerning  the
Transaction.

               (a) Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer that the statements contained in this Section 3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(a)), except as set forth in
SCHEDULE 3(a) attached hereto.

                    (i)   Organization of the Seller.  The Seller
          is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware.

                    (ii) Authorization of Transaction. The Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Seller need not give any notice to, make any filing with or obtain any authorization, consent or approval of, any Governmental Authority in order to consummate the transactions contemplated by this Agreement, except for the filings required under the Hart-Scott-Rodino
          Act and approvals of or filings with the Oklahoma Corporation Commission and the Texas Railroad Commission.

                    (iii)      Noncontravention.  Except for  the
          approvals and filings specified in Section 3(a)(ii) or as set forth in SCHEDULE 3(a)(iii), neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Authority to which the Seller is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject, except for such violations, defaults, breaches or other occurrences that do not, individually or in the aggregate, have a material adverse effect on the ability of the Seller to consummate the transactions contemplated by this Agreement.

                    (iv) Brokers' Fees. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

                    (v) Buyer's Breach of Representation or Warranty. To the Seller's Knowledge as of the date of this Agreement, there is no fact or circumstance that would cause the Buyer to be in material breach of any representation or warranty set forth in this Agreement.

          (b) Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller that the statements contained in this Section 3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 3(b)), except as set forth in SCHEDULE 3(b) attached hereto.

                    (i) Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware.

                    (ii) Authorization of Transaction.  The Buyer
          has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Buyer need not give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement, except for the approvals and filings specified in Section 3(a)(ii).

                    (iii) Noncontravention. Except for the approvals and filings specified in Section 3(a)(ii), neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Authority to which the Buyer is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject, except for such violations, defaults, breaches or other occurrences that do not, individually or in the aggregate, have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement.

                    (iv) Brokers' Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

                    (v) Financing. Buyer has sufficient cash, available lines of credit or other sources of immediately available funds (excluding financing tied specifically to or secured primarily by the Assets) to enable it to make payment of the Purchase Price at Closing.

                    (vi) Seller's Breach of Representation or Warranty. To the Buyer's Knowledge as of the date of this Agreement, there is no fact or circumstance that would cause the Seller to be in material breach of any representation or warranty set forth in this Agreement.

          4. Representations and Warranties Concerning the Assets. The Seller represents and warrants to the Buyer that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in SCHEDULE 4.

               (a) Noncontravention. Except for the approvals and filings specified in Section 3(a)(ii) or as set forth in
SCHEDULE 4(a), neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other  restriction  of any Governmental Authority  to  which  any
Asset is subject or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice or trigger any rights to payment or other compensation under any agreement, contract, lease, license, instrument or other arrangement to which any Asset is subject (or result in the imposition of any Encumbrance upon any of the Assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, right to payment or other compensation, or Encumbrance would not have a Material Adverse Effect, or materially adversely affect the ability of the Seller to consummate the transactions contemplated by this Agreement.

               (b) Title to Assets; Condition. The Seller owns good title to all real property included in the Assets, and owns good title or (in the case of leases and contractual rights) a valid and subsisting contractual right to its interest in, all of the other assets included in the Assets, free and clear of all Encumbrances, except for (1) Permitted Encumbrances, and (2) the Encumbrances disclosed in SCHEDULE 4(b). The tangible assets included in the Assets are in good operating condition and repair, ordinary wear and tear excepted, and are suitable for the use for which such assets are currently used. Except as set forth in Schedule 4(b) and except for the Excluded Assets, the Assets include all assets or rights used primarily by the Seller in connection with the business and operations conducted with the Assets.

               (c) Financial Statements. SCHEDULE 4(c) sets forth the unaudited earnings before interest, taxes, depreciation and amortization ("EBITDA") for the Assets for the period January 1, 1996 through June 30, 1998 (collectively, the "Financial Data"). The Financial Data is derived from the books and records of the Seller which were prepared in accordance with Generally Accepted Accounting Principles, has been prepared consistent with the past practices of the Seller in reporting such Financial Data, and is true and correct and presents fairly the EBITDA in all material respects.

               (d)   Material  Change.  Except as  set  forth  in
SCHEDULE 4(d), since the date of this Agreement:

                    (i)   there has not been any Material Adverse
          Effect;

                    (ii)  the  Assets  have  been  operated   and
          maintained in the Ordinary Course of Business;

                    (iii)      there  has  not been  any  damage,
          destruction or loss to any material portion of the Assets, whether or not covered by insurance, except as would not have a Material Adverse Effect;

                    (iv)  there  has  been no purchase,  sale  or
          lease of assets included in the Assets, except as would not have a Material Adverse Effect;

                    (v) there has been no actual, pending or, to the Knowledge of the Seller, threatened change affecting any of the Assets with any customers, licensors, suppliers, distributors or sales representatives, except such as has not had a Material Adverse Effect;

                      (vi)      there  has been  no  contract  or
          commitment entered into outside the Ordinary Course of Business;

                      (vii)     there has been no contract  which
          grants to a Person a preferential right to purchase any of the Assets;

                    (viii) there has been no contract or commitment for capital expenditures or the acquisition or construction of fixed assets for which the Buyer shall or may have responsibility after the Closing, except as agreed to in writing by the Buyer (and where the Buyer agreed to a capital expenditure or acquisition or construction of fixed assets in writing, the Purchase Price shall be adjusted in the amount agreed to in that writing); and

                    (ix)  there  is  no contract,  commitment  or
          agreement to do any of the foregoing, except as expressly permitted hereby.

               (e) Legal Compliance. The Seller (with respect to the Assets) has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), except where the failure to comply would not have a Material Adverse Effect.

               (f)  Tax Matters.  Except as set forth in SCHEDULE
4(f),

                    (i) The Seller (with respect to the Assets) has filed all Tax Returns due that it was required to file. All Taxes owed by the Seller (with respect to the Assets) shown on any such Tax Return have been paid.

                    (ii) There is no material dispute or claim concerning any Tax liability of the Seller (with respect to the Assets) either (A) claimed or raised by any authority in writing or (B) as to which the Seller has Knowledge.

               (g) Contracts and Commitments. SCHEDULE 4(g) includes a list of all material contracts and commitments (including, without limitation, any contract, lease, agreement or commitment, written or oral, providing for receipt or payment, contingent or otherwise, of Twenty Five Thousand Dollars ($25,000.00) or more or which may not be terminated without payment or penalty, or restricting the ability of the owner of the Assets to engage in any line of business in any geographic area, or containing any indemnity obligation, or relating to indebtedness or guarantee obligations) which are included in the Assets, and each such contract is in full force and effect, except where the failure to be in full force and effect would not have a Material Adverse Effect. The Seller has performed all material obligations required to be performed by it to date under the contracts, and is not in default under any material obligation of any such contracts, except when such default would not have a Material Adverse Affect. To the Knowledge of the Seller, no other party to any contract is in default thereunder.

               (h) Litigation. SCHEDULE 4(h) sets forth each instance in which any of the Assets (i) is subject to any outstanding injunction, judgment, order, decree or ruling or (ii) is the subject of any action, suit, proceeding, hearing or investigation of, in or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction, or is the subject of any pending or, to the Knowledge of the Seller, threatened claim, demand or notice of violation or liability from any party, except where any of the foregoing would not have a Material Adverse Effect.

               (i) Environmental Matters. Except as set forth in SCHEDULE 4(i),

                    (i) The Seller (with respect to the Assets) is and has been in compliance with all applicable federal, state and local laws (including common law), ordinances, orders, agreements, decisions, orders, rules and regulations relating to protection or enhancement of human health or the environment including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. section 9601, et seq., the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. section 6901, et seq., the Clean Air Act, as amended, 42 U.S.C. section 7401, et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. section 1251, et seq., and the Oil Pollution Act of 1990, 33 U.S.C. section 2701, et seq. (collectively, the "Environmental Laws" and individually an "Environmental Law"), except for such instances of noncompliance that individually or in the aggregate do not have a Material Adverse Effect.

                    (ii)  The Seller (with respect to the Assets)
          has obtained all permits, licenses, franchises, authorities, consents and approvals, and has made all filings and maintained all material information, documentation, and records, as necessary under applicable Environmental Laws for operating the business conducted with the Assets as it is presently conducted, and all such permits, licenses, franchises, authorities, consents, approvals, and filings remain in full force and effect, except for such matters that individually or in the aggregate do not have a Material Adverse Effect.

                    (iii) There are no pending or, to the Seller's Knowledge, threatened claims, demands, actions, administrative proceedings, lawsuits or investigations against the Seller (with respect to the Assets), and the Seller (with respect to the Assets) is not subject to any injunction, judgment, order, decree or ruling under any Environmental Laws.

                    (iv) None of the real property included in the Assets and, to the Seller's Knowledge, no off-site location used for the treatment, storage or disposal of waste from any Asset, is: (A) listed on the National Priorities List or any similar state list of sites requiring remedial action; (B) to the Knowledge of the Seller, being considered for possible inclusion on the National Priorities List or on any such similar state list; or (C) to the Knowledge of the Seller, the subject of any action or investigation that may lead to claims under any Environmental Law.

                    (v) No part of any of the real property included in the Assets is now being used, or has been used by the Seller or its Affiliates or, to the Knowledge of the Seller, by any third party, as a landfill, dump or other disposal area for Hazardous Substances.

                    (vi) The Seller has not received any notice or other communication that it (with respect to the Assets) is or may be a potentially responsible party or otherwise liable under any Environmental Law in connection with any site actually or allegedly containing or used for the treatment, storage or disposal of Hazardous Substances.

          The Seller makes no representation or warranty regarding any compliance or failure to comply with, or any actual or contingent liability under, any Environmental Law, except as expressly set forth in this Section 4(i), nor does the Seller make any representation or warranty in this Section 4(i) with respect to Taxes.

          (j) Permits. Except as set forth in SCHEDULE 4(j), the Seller owns or holds all franchises, licenses, permits, consents, approvals and authorizations of all Governmental Authorities necessary for the conduct of the business and operations conducted with the Assets (collectively, the "Permits"), except for Permits whose absence would not have a Material Adverse Effect. Each Permit is in full force and effect, and the Seller is in compliance with all of its obligations with respect to each Permit, except where the failure to be in full force and effect or to be in compliance would not have a Material Adverse Effect, and (ii) to the Knowledge of the Seller, no event has occurred that permits, or upon the giving of notice or the lapse of time or otherwise would permit, revocation or termination of any Permit except such as in the aggregate would not have a Material Adverse Effect.

          (k) No "Take or Pay". Except as expressly set forth in SCHEDULE 4(k), there are currently no arrangements under any of the Gas Contracts by which the Buyer will be obligated by virtue of a prepayment arrangement, a "take-or-pay" arrangement, a production payment or any other arrangement, to sell, transport or deliver hydrocarbons at some future time without then or thereafter being entitled to receive full payment therefor, or to make payment at some future time for hydrocarbons or the transportation or the delivery of hydrocarbons purchased or transported prior to the date of this Agreement.

          (l) Pipeline Rights-of-Way. Except as expressly set forth in SCHEDULE 4(l), the Seller has not received written notice from any third party and does not have Knowledge of any deficiency in any Rights-of-Way with respect to the entire route of all pipelines owned and used or held for use with respect to the Assets. Other than sales or assignments to customers, the Seller has not sold or assigned any Rights-of-Way, in whole or in part, or any undivided interest therein to any party whatsoever, except as expressly disclosed in SCHEDULE 4(l).

            (m)  Tariffs.   Except  as  expressly  set  forth  in
SCHEDULE 4(m), to the extent that the operations with respect to the Assets are subject to a tariff approved by the Federal Energy Regulating Commission ("FERC"), those operations are in compliance with each such tariff, except where such noncompliance would not, individually or in the aggregate, have a Material Adverse Effect. The Seller has no Knowledge of any refund claim of any customers or any refund obligation imposed under an order issued by FERC and, except as expressly set forth in SCHEDULE 4(m), has no Knowledge of any facts or circumstance which would give rise to any such refund claim or refund obligation. Except as expressly set forth in SCHEDULE 4(m), there are no customer complaints pending or, to the Seller's Knowledge threatened, before FERC or any other administrative or regulatory agency, which would, either individually or in the aggregate, have a Material Adverse Effect.

          (n) No Partnership. The Assets are not subject to any partnership or joint venture.

          (o) Real Property. The Seller has not received written notice from any third party of any threatened termination or reduction of the current access to or from the real property comprising a part of the Assets to existing roads or the sewer or other utility services presently serving such real property. The Seller has not received any written notice that its real property is in violation of any zoning, laws, statutes, ordinances or building or use restrictions applicable to such real property or which prohibit the use of such real property for its current use or uses with respect to the Assets.

          (p) Patents, Copyright, Trademarks, Etc. Except as expressly set forth in SCHEDULE 4(p), to the Seller's Knowledge, the present conduct of business with respect to the Assets does not conflict with, infringe upon or violate the patents, trademarks, servicemarks, trade names, copyrights or trade secrets or other intangible assets of any other Person, and the Seller has not received any written notice of any infringement thereof, except where such conflicts, infringements and violations would not, either individually or in the aggregate, have a Material Adverse Effect.

          (q)   No  Leases.   Except as expressly  set  forth  in
SCHEDULE 4(q), all the equipment and real property (other than Rights-of-Way, easements, licenses and permits) which is material to the operation of the Assets is owned by the Seller and not leased or rented.

          (r) Public Utility Holding Company Act. The Seller is not a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" "of a subsidiary company" of a "holding company", in each case within the meaning of the Public Utility Holding Company Act of 1935, as amended.

          (s) Disclaimer of Representations and Warranties Concerning Personal Property, Equipment, and Fixtures. The Buyer acknowledges that (a) it has had and pursuant to this Agreement will have before Closing access to the Seller and the Assets, and the officers and employees of the Seller, and (b) in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, the Buyer has relied solely on its own independent investigation and upon the express representations, warranties, covenants and agreements set forth in this Agreement. Accordingly, the Buyer acknowledges that, except as expressly set forth in this Agreement, the Seller has not made, and THE SELLER MAKES NO AND DISCLAIMS ANY
REPRESENTATION OR WARRANTY, WHETHER EXPRESS OR IMPLIED, AND WHETHER BY COMMON LAW, STATUTE OR OTHERWISE, REGARDING (i) THE QUALITY, CONDITION OR OPERABILITY OF ANY PERSONAL PROPERTY, EQUIPMENT OR FIXTURES, (ii) ITS MERCHANTABILITY, (iii) ITS FITNESS FOR ANY PARTICULAR PURPOSE, (iv) ITS CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OR (v) AS TO WHETHER ANY ASSET IS YEAR 2000 COMPLIANT, AND ALL PERSONAL PROPERTY AND EQUIPMENT IS DELIVERED "AS IS, WHERE IS" IN THE CONDITION IN WHICH THE SAME EXISTS.

                (t) Billing Under the Gas Contracts. The Seller has invoiced for all services (including without limitation for compression, treating, gathering, and processing services) provided by the Seller in accordance with the terms and conditions in the Gas Contracts, and has administered the Gas Contracts in accordance with their terms and conditions, except where the failure to do so would not have a Material Adverse Effect.

          5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the date of this Agreement and the Closing.

               (a)   General.  Each Party will use its reasonable
best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 7 below).

               (b)   Notices and Consents.  The Seller will  give
any notices to third parties, and will use its reasonable best efforts to obtain the third party consents, necessary to effect the assignment of all Gas Contracts, Rights-of-Way and other Assets to the Buyer, including those consents listed on the attached SCHEDULE 5(b)(i). If the Seller is unable to obtain any necessary third party consents to the assignment of any Gas
Contracts or Rights-of-Way, then the Seller shall retain its interest in such Gas Contract or Right-of-Way after the Closing and the Buyer shall operate and maintain such Gas Contract or Right-of-Way as the Seller's operator under an operating agreement in the form of SCHEDULE 5(b)(ii). Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents and approvals of Governmental Authorities in connection with the matters referred to in subsection 3(a)(ii), subsection 3(b)(ii), and section 4(b) above. Without limiting the generality of the foregoing, each of the Parties will file any notification, report forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice under the Hart-Scott-Rodino Act, will use its reasonable best efforts to obtain a waiver from the applicable waiting period, and will make any further filings pursuant thereto that may be necessary in connection therewith.

               (c) Operation of Business. The Seller will not, without the consent of the Buyer, engage in any practice, take any action or enter into any transaction with respect to the Assets outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Seller will not, without the consent of the Buyer, except as expressly contemplated by this Agreement or as contemplated by SCHEDULE 5(c), do any of the following with respect to the Assets:

                    (i)   cause  or  allow any of the  Assets  to
          become  subject to an Encumbrance, except for Permitted
          Encumbrances;

                    (ii) (A) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or any division thereof or any material amount of assets in the Ordinary Course of Business; (B) sell, lease or otherwise dispose of any property or assets, other than sales of goods or services in the Ordinary Course of Business; or (C) enter into or amend a contract, agreement, commitment or arrangement with respect to any matter set forth in this paragraph (ii); or

                    (iii)      amend in any material respect  any
          contract or agreement relating to the Assets, or terminate any such contract or agreement before the expiration of the term thereof.

               (d)    Full   Access.   The  Seller  will   permit
representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Seller, to all premises, properties, personnel, books, records (including tax records), contracts and documents of or pertaining to the Assets. Any information obtained by the Buyer, its employees, representatives, consultants, attorneys, agents, lenders and other advisors under this Section 5(d) shall be subject to the confidentiality and use restrictions contained in the Confidentiality Agreement.

               (e) Notice of Developments. Each Party will give prompt written notice to the other of any material adverse development which would result in the failure to any condition to Closing set forth in Section 7 hereof. No disclosure by any Party pursuant to this subsection 5(e), however, shall be deemed to amend or supplement any Schedule hereto or to prevent or cure any misrepresentation or breach of warranty.

               (f) Casualty Loss. If, prior to the Closing, any portion of the Assets have been or are damaged or destroyed by fire, flood, storm or other casualty or shall be taken by condemnation or under the right of eminent domain (all of which are herein called "Casualty Loss"), and the Casualty Loss does not have a Material Adverse Effect, then the Buyer shall bear the risk of loss, provided, however, that the Seller shall, at the Closing, pay by means of an adjustment to the Purchase Price to the Buyer all sums actually received by the Seller (net of actual expenses incurred by the Seller in connection with such sums received) from persons or Governmental Authorities by reason of the damage, destruction or taking of such assets and shall assign, transfer and set over unto the Buyer all of the right, title and interest of the Seller in and to any unpaid proceeds or other payments from third parties (net of any expenses actually incurred by the Seller in connection with such proceeds or payments) arising out of such destruction or taking, and all claims and causes of action with respect to such destruction or taking; further, provided, however, if the Casualty Loss has a Material Adverse Effect and such Assets are not repaired or replaced and the business operation restored to its original state by the Seller prior to Closing, either the Buyer or the Seller shall have the right to terminate this Agreement unless the Parties mutually agree upon an appropriate adjustment to the Purchase Price. Prior to the Closing, the Seller shall not voluntarily compromise, settle or adjust any amount payable by reason of any Casualty Loss which would be assigned to the Buyer pursuant to the foregoing provisions of this Section 5(f).

          6. Post-Closing Covenants. The Parties agree as follows:

               (a) General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below).

               (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or before the Closing Date involving any Asset, the other Party shall cooperate with the contesting or defending Party and its counsel in the defense or contest, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).

               (c)  Employee Matters.

                    (i) Within five (5) business days after the execution of this Agreement ("Interview Period"), the Buyer shall have the right to interview the employees listed on
     SCHEDULE 6(c). On or before the fifth (5th) business day after the Interview Period, the Buyer shall deliver to the Seller a list of any such employees ("Employees") that the Buyer desires to make an offer of employment. At the Closing, the Buyer shall make offers of employment to each Employee at salaries, wages and benefits that are in the aggregate comparable withat least as great as the salaries, wages and benefits as paid by the Seller and its subsidiaries on the Closing Date. The Buyer shall (i) waive any preexisting condition limitations applicable to the Employees and any covered dependents under the group medical plan of the Buyer or its Affiliates, (ii) ensure that Employees are given full credit for all copayments and deductibles incurred by such Employees and covered dependents under the applicable group medical plan of the Seller and its subsidiaries for the 1998 plan year, and
     (iii) cause any such plan that is an Employee Pension Benefit Plan and that is intended to be qualified under
     Section 401 of the Code to credit Employees for participation and vesting purposes only under such plan for their period of employment with the Seller and its subsidiaries and their predecessors to the extent such predecessor employment was recognized by any tax-qualified pension plan of the Seller and its subsidiaries and credit Employees for their period of employment with the Seller and its subsidiaries for purposes of participation or accruals under any vacation, sick leave or other service-based plan or policy (other than any severance or pension plan or policy) of the Buyer or its Affiliates.

                    (ii) The Buyer agrees that, if any Employee who accepts employment with the Buyer is terminated from employment by the Buyer on or after the Closing Date but on or before the first anniversary thereof for any reason other than cause, or is required to transfer to a job location that is more than 50 miles from his or her current job location or to take a reduction in salary, wages or benefits, but refuses such transfer or reduction and terminates his or her employment with the Buyer, the Buyer shall provide the Employee with (A) a lump sum cash severance payment equal to the severance to which such Employee would have been entitled under the severance policy of the Seller attached as SCHEDULE 6(c)(ii) based upon such Employee's years of service and salary with the Seller and its subsidiaries and their predecessors to the extent such predecessor employment is recognized by such severance policy, and (B) continued health insurance coverage for the Employee and his or her dependents under Part 6 of Title I of ERISA (COBRA) at a cost to the Employee that is not in excess of the cost of coverage for active employees of the Buyer or its Affiliates who were formerly employed by the Seller or its Affiliates. For purposes of this subparagraph
     (ii), termination shall be for cause if it is for conduct such as fraud, embezzlement, theft, commission of a felony or any other criminal act against the Buyer or its Affiliates or deliberate and substantial disregard of assigned duties and responsibilities.

                          (iii)      As of the Closing Date,  the
     Buyer shall make available (or cause one of its Affiliates to make available) a defined contribution plan for the benefit of the Employees (" Buyer DC Plan"). As promptly as practicable after the Closing Date, the Seller shall cause the trustee of the El Paso Energy Corporation Retirement Savings Plan ("Seller DC Plan") to transfer to the trustee of the Buyer DC Plan, and the Buyer shall cause the trustee of the Buyer DC Plan to accept, the account balances of each Employee with respect to whom the Seller DC Plan maintains an account as of the close of business on the Closing Date. Such transfers shall be equal to the value of the transferred account balances as of the close of business on the day preceding the date of transfer and shall be in cash (or, in the case of participant loans granted prior to the Closing Date, if any, such loans and promissory notes or other documents evidencing such loans). The Buyer DC Plan shall protect, maintain and continue any rights or features of the Seller DC Plan that, pursuant to the provisions of
     Section 411(d)(6) of the Code, are required to be continued for the benefit of the Employees, but only to the extent required by Section 411(d)(6).



               (d) Replacement Bonds. After Closing, the Buyer shall promptly replace bonds as set forth in SCHEDULE 6 (d) posted by the Seller with the Minerals Management Service with respect to the Assets.

               (e) Transition. The Seller shall, for a period of not less than 3 months and not more than 6 months after the Closing Date, provide to the Buyer transition services pursuant to the Transition Agreement attached as SCHEDULE 6(e).

               (f)   Delivery  and Retention of Records.   On  or
promptly after the Closing Date, the Seller will deliver or cause to be delivered to the Buyer all files, records, information and data relating to the Assets (other than Tax Returns, Tax workpapers and other Tax records and information) that are in the
possession   or  control  of  the  Seller  and  its  subsidiaries
(together   with  all  of  the  Seller's  and  its  subsidiaries'
contractual   rights  to  request  other  such  files,   records,
information and data from any third party) (the "Records").   The
Buyer agrees to (i) hold the Records and not to destroy or dispose of any thereof for a period of six years from the Closing Date or such longer time as may be required by law, provided that, if it desires to destroy or dispose of such Records during such period, it will first offer in writing at least 60 days before such destruction or disposition to surrender them to the Seller and if the Seller does not accept such offer within 20 days after receipt of such offer, the Buyer may take such action and (ii) following the Closing Date to afford the Seller, its accountants and counsel, during normal business hours, upon reasonable request, at any time, full access to the Records and to the Buyer's employees to the extent that such access may be requested for any legitimate purpose at no cost to the Seller (other than for reasonable out-of-pocket expenses); provided, however, that such access will not be construed to require the disclosure of Records that would cause the waiver of any attorney-client, work product or like privilege; provided, further, that in the event of any litigation nothing herein shall limit either
Party's  rights  of discovery under applicable  law.   The  Buyer
shall have the same rights, and the Seller shall have the same obligations, as are set forth in this Section with respect to any copies of the Records of the Seller pertaining to the Assets that are retained by the Seller, with the exception of Tax Returns, Tax workpapers and other Tax records and information retained by the Seller, provided that such access will not be construed to require the disclosure of Records that would cause the waiver of any attorney-client, work product or like privilege.

               (g) Mail; Payments. (a) The Seller hereby authorizes the Buyer from and after the Closing to receive and open all mail and other communications relating to the business conducted with the Assets, and to act with respect to such communications in such manner as the Buyer may elect to the
extent  that  such  communications  relate  to  the  rights   and
obligations of the Buyer with respect to the Assets. If any communication does not relate exclusively to the rights and obligations of the Buyer with respect to the Assets, the Buyer shall forward the original or a copy of such communication promptly to the Seller. The Buyer shall promptly deliver to the Seller any moneys, checks or other instruments of payment received by the Buyer to which the Seller is entitled hereunder.

                    (b) The Seller shall promptly deliver to the Buyer the original or a copy of any mail or other communication received by it after the Closing pertaining to the Assets. The Seller shall promptly deliver to the Buyer any moneys, checks or other instruments of payment received by the Seller to which the Buyer is entitled hereunder.

               (h) Certificate of Non-foreign Status. On or prior to the Closing Date, the Seller shall provide the Buyer with a properly executed certificate of non-foreign status in accordance with Treas. Reg. 1.1445-2(b) (a "FIRPTA Certificate") certifying under penalties of perjury that the Seller is not a foreign person within the meaning of Section 1445(f) of the Code and Treas. Reg. 1.1445-2(b). Provided the Buyer is otherwise entitled to rely on such Certificate, the Buyer shall not withhold a portion of the Purchase Price under Section 1445 of the Code. The Buyer and the Seller acknowledge that unless the Seller provides the Buyer with such FIRPTA Certificate in the time and manner described above, the Buyer shall be obligated to withhold a portion of the Purchase Price in the amount and manner required under Section 1445 of the Code and the applicable Treasury Regulations.

          7.   Conditions to Obligation to Close.

               (a)   Conditions to Obligation of the Buyer.   The
obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                    (i) the representations and warranties set forth in Section 3(a) and Section 4 above shall be true and correct in all material respects at and as of the Closing Date, except for such failures to be true and correct as do not, in the aggregate, result in Adverse Consequences exceeding One Million Dollars ($1,000,000.00);

                    (ii)  the  Seller  shall have  performed  and
          complied with all of its covenants hereunder in all material respects through the Closing;

                    (iii)      there shall not be any injunction,
          judgment, order, decree or ruling in effect preventing consummation of the transactions contemplated by this Agreement;

                    (iv)  the Seller shall have delivered to  the
          Buyer a certificate to the effect that each of the conditions specified above in subsections 7(a)(i)-(iii) is satisfied in all respects;

                    (v) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Parties shall have received all other authorizations, consents, and approvals of Governmental Authorities referred to in subsection 3(a)(ii), subsection 3(b)(iii), and Section 4(b) above (other than Customary Post-Closing Consents) or in SCHEDULE 3(a)(ii) or
          SCHEDULE 4(b) and consents, approvals and waivers of third parties referred to in SCHEDULE 5(b)(i); and

                    (vi) all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

          The  Buyer  may waive any condition specified  in  this
Section 7(a) if it executes a writing so stating at or before the Closing.

          (b)   Conditions  to  Obligation of  the  Seller.   The
obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                    (i)   the representations and warranties  set
          forth in Section 3(b) above shall be true and correct in all material respects at and as of the Closing Date;

                    (ii)  the  Buyer  shall  have  performed  and
          complied with all of its covenants hereunder in all material respects through the Closing;

                    (iii)      there shall not be any injunction,
          judgment, order, decree or ruling in effect preventing consummation of the transactions contemplated by this Agreement;

                    (iv)  the Buyer shall have delivered  to  the
          Seller a certificate to the effect that each of the conditions specified above in subsections 7(b)(i)-(iii) is satisfied in all respects;

                    (v) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Parties shall have received all other authorizations, consents, and approvals of Governmental Authorities referred to in subsection 3(a)(ii), subsection 3(b)(ii), and Section 4(b) above (other than Customary Post-Closing Consents) and consents, approvals and waivers of third parties referred to in SCHEDULE 5(b)(i); and

                    (vi) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.

The Seller may waive any condition specified in this Section 7(b) if it executes a writing so stating at or before the Closing.

          8.   Remedies for Breaches of this Agreement.

               (a)   Survival of Representations, Warranties  and
Certain Covenants. All of the representations and warranties of the Seller contained in Sections 3 and 4 above (other than Sections 4(f) and 4(t)) shall survive the Closing hereunder and continue in full force and effect for a period of eighteen (18) months after the Closing Date; and (ii) the representations and warranties in Sections 4(f) and 4(t) shall survive the Closing indefinitely with respect to any given claim that would constitute a breach of such representation or warranty. The representations and warranties of the Buyer contained in Section 3 above shall survive the Closing and continue in full force for a period of eighteen (18) months after the Closing Date. The covenants contained in this Agreement to be performed after the Closing shall survive the Closing indefinitely.

               (b)  Indemnification Provisions for Benefit of the
Buyer.

                    (i) In the event the Seller breaches any of its representations, warranties and covenants (it being understood that for purposes of any claim under this
          Section 8 for breach of any representation or warranty, any representation or warranty which is qualified by materiality, Material Adverse Effect or words of similar import shall be deemed not to include any such qualification) contained herein (other than the covenants in Section 2(d) above and the representations and warranties in Section 3(a) above) and, if there is an applicable survival period pursuant to Section 8(a) above, provided that the Buyer makes a written claim for indemnification against the Seller pursuant to
          Section 11(f) below within such survival period, then the Seller agrees to indemnify the Buyer from and against any Adverse Consequences to the extent in excess of Ten Thousand Dollars ($10,000.00) per event that are caused proximately by the breach and suffered by the Buyer through and after the date of the claim for indemnification; provided, that the Seller shall not have any obligation to indemnify the Buyer from and against any such Adverse Consequences caused by the breach of any representation or warranty of the Seller contained in Section 4 above (A) until the Buyer has suffered Adverse Consequences by reason of all such breaches in excess of a One Million Dollar ($1,000,000.00) aggregate deductible (after which point the Seller will be obligated only to indemnify the Buyer from and against further such Adverse Consequences) or thereafter (B) to the extent the Adverse Consequences the Buyer has suffered by reason of all such breaches exceeds a Six Million Dollars ($6,000,000.00) aggregate ceiling (after which point the Seller will have no obligation to indemnify the Buyer from and against further such Adverse Consequences).

                    (ii) In the event the Seller breaches any of its representations and warranties in Section 3(a) above, and, if there is an applicable survival period pursuant to Section 8(a) above, provided that the Buyer makes a written claim for indemnification against the Seller pursuant to Section 11(f) below within such survival period, then the Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences caused proximately by the breach and suffered by the Buyer through and after the date of the claim for indemnification.

                    (iii) Except for the rights of indemnification provided in this Section 8 and in
          Section 11(o), the Buyer hereby waives any claim or cause of action pursuant to common or statutory law or otherwise against the Seller or its Affiliates regarding obligations and liabilities of any nature whatsoever that are attributable to the Assets, whether arising before or after the Closing Date.

               (c) Indemnification Provisions for Benefit of the Seller. In the event the Buyer breaches any of its representations, warranties and covenants contained herein (other than the covenants in Section 2(c) above), and, if there is an applicable survival period pursuant to Section 8(a) above, provided that the Seller makes a written claim for indemnification against the Buyer pursuant to Section 11(f) below within such survival period, then the Buyer agrees to indemnify the Seller from and against the entirety of any Adverse Consequences caused proximately by the breach and suffered by the Seller through and after the date of the claim for indemnification.

               (d)  Matters Involving Third Parties.

                    (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") that may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall promptly (and in any event within five business days after receiving notice of the Third Party Claim) notify the Indemnifying Party thereof in writing.

                    (ii) The Indemnifying Party will have the right to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an
          injunction   or   other  equitable  relief   upon   the
          Indemnified Party.

                    (iii) Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided in subsection 8(d)(ii) above, however, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

                    (iv) In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party which consent shall not be withheld unreasonably.

               (e)     Determination   of   Amount   of   Adverse
Consequences. The Adverse Consequences giving rise to any indemnification obligation hereunder shall be limited to the actual loss suffered by the Indemnified Party (i.e., reduced by any insurance proceeds or other payment or recoupment received, realized or retained by the Indemnified Party as a result of the events giving rise to the claim for indemnification net of any expenses related to the receipt of such proceeds, payment or recoupment, including retrospective premium adjustments, if any), and any reduction in federal, state, or local income or franchise tax liability of the Indemnified Party (or the affiliated group of which it is a member) occasioned by such loss or damage, but shall include an amount equal to any increase in federal, state or local income or franchise tax liability of the Indemnified Party (or the affiliated group of which it is a member) occasioned by the indemnity payment. The amount of the actual loss and the amount of the indemnity payment shall be computed by taking into account the timing of the loss or payment, as applicable, using a 10 percent interest or discount rate, as appropriate. Upon the request of the Indemnifying Party, the Indemnified Party shall provide the Indemnifying Party with information sufficient to allow the Indemnifying Party to calculate the amount of the indemnity payment in accordance with this Section 8(e).

               (f)  Special Indemnification Provisions.

                    (i) Notwithstanding any terms and provisions of this Agreement to the contrary, the Seller hereby covenants and agrees to protect, defend, indemnify and save the Buyer, its successors and assigns, harmless from and against any and all claims, demands, actions, causes of action, arbitration proceedings, judgments, awards, attorneys' fees and costs (including costs of investigation and defense), and all other costs and expenses incurred in connection with or arising out of all breaches, if any, by the Seller of its covenants to the Buyer under Section 2(d) above.

                    (ii) Notwithstanding any terms and provisions of this Agreement to the contrary, the Buyer hereby covenants and agrees to protect, defend, indemnify and save the Seller, its successors and assigns, harmless from and against any and all claims, demands, actions, causes of action, arbitration proceedings, judgments, awards, attorneys' fees and costs (including costs of investigation and defense), and all other costs and expenses incurred in connection with or arising out of all breaches, if any, by the Buyer of its covenants to the Seller under Section 2(c) above.

          9.   Termination.

               (a) Termination of Agreement. The Parties may terminate this Agreement as provided below:

                    (i)   the  Buyer and the Seller may terminate
          this Agreement by mutual written consent at any time before the Closing;

                    (ii)  the  Buyer may terminate this Agreement
          by giving written notice to the Seller at any time before Closing (A) in the event the Seller has breached any representation, warranty or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach or (B) if the Closing shall not have occurred on or before October 31, 1998 (unless the failure results primarily from the Buyer itself breaching any representation, warranty or covenant contained in this Agreement);

                    (iii)      the  Seller  may  terminate   this
          Agreement by giving written notice to the Buyer at any time before the Closing (A) in the event the Buyer has breached any representation, warranty or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach or (B) if the
          Closing shall not have occurred on or before October 31, 1998 (unless the failure results primarily from the Seller itself breaching any representation, warranty or covenant contained in this Agreement); and

                    (iv)  either  the  Seller or  the  Buyer  may
          terminate   this  Agreement  under  the   circumstances
          provided in Section 5(f).

               (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 9(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of either Party to the other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in the Confidentiality Agreement shall survive termination.

                 10. Prohibited Activities of the Seller.

          In order to protect the goodwill and business interests of the Buyer as to its utilization of the Assets for a period of eighteen (18) months following the Closing, the Seller covenants and agrees that it and its Affiliates, now or hereafter existing, will not, acting alone or in conjunction with others, directly or indirectly:

          (a) connect or attempt to connect any wells (and the gas delivered from such wells) that are connected to the Assets as of the Closing Date to any other pipeline system of the Seller or its Affiliates; provided, that if the Seller, or any Affiliate of the Seller, acquires a pipeline or pipelines in connection with the acquisition of other pipeline assets or a pipeline company, which pipeline(s) or pipeline company at the time of acquisition is connected to the Assets or serves any of the present customers of the Assets, then the Seller or its Affiliate, as applicable, can conduct business and compete in the ordinary course of business without being in violation of this covenant;

          (b) directly or indirectly, request or advise any party to any Gas Contract to withdraw, curtail or cancel any service to or from the Buyer under the terms of such contract;

           (c) aid, abet or otherwise assist any person, firm or corporation seeking to interfere with the Buyer's relationship with the parties to , or the term of, any Gas Contract.


          11.  Miscellaneous.

               (a) Press Releases and Public Announcements. The Parties may issue press releases upon the execution of this Agreement, provided that each Party shall submit to the other Party a copy of its intended press release not less that forty eight (48) hours prior to the time of release. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement during the period after the press release herein before mentioned and before the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party before making the disclosure).

               (b) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

               (c) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party, except that the Buyer may assign its rights hereunder to any wholly owned subsidiary of the Buyer, provided that no such assignment shall relieve the Buyer of any of its liabilities or obligations hereunder.

               (d) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but which together will constitute one and the same instrument.

               (e)  Headings.  The section headings contained  in
this  Agreement are inserted for convenience only and  shall  not
affect  in  any  way  the  meaning  or  interpretation  of   this
Agreement.

               (f) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:


          If to the Buyer:    Midcoast Gas Services, Inc.
                         1100 Louisiana Street,
                         Suite 2950
                         Houston, Texas  77002
                         Attention:  President

          If to the Seller:   El Paso Field Services Company
                         P. O. Box 2511
                         Houston, Texas  77252-2511
                         Attention:  President

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the addresses set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

               (g) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the state of Texas without giving effect to any choice or conflict of law provision or rule (whether of the state of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of Texas.

               (h) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

               (i) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

               (j) Transaction Expenses. Each of the Buyer and the Seller will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, except as provided in paragraph (k) below.

               (k) Certain Taxes. Notwithstanding anything in this Agreement to the contrary, the Seller will file all necessary Tax Returns and other documentation with respect to all transfer, documentary, sales, use, stamp, registration and other Taxes and fees in connection with this Agreement, and, if required by applicable law, the Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. The Buyer will pay to the Seller, on or before the date such payments are due from the Seller, any transfer, documentary, sales, use, stamp, registration and other Taxes and fees incurred in connection with this Agreement.

               (l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

               (m)  Incorporation of Exhibits and Schedules.  The
Exhibits   and   Schedules  identified  in  this  Agreement   are
incorporated herein by reference and made a part hereof.

               (n) WAIVER OF CONSUMER RIGHTS. IT IS THE INTENT OF THE PARTIES THAT THE BUYER'S RIGHTS AND REMEDIES WITH RESPECT TO THIS TRANSACTION AND WITH RESPECT TO ALL ACTS OR PRACTICES OF THE SELLER, PAST, PRESENT OR FUTURE, IN CONNECTION WITH THIS TRANSACTION SHALL BE GOVERNED BY LEGAL PRINCIPLES OTHER THAN THE TEXAS DECEPTIVE TRADE PRACTICES - CONSUMER PROTECTION ACT, TEX. BUS. & COM. CODE ANN. SECTION 17.41 ET SEQ. (VERNON
1987 AND SUPP. 1995) (THE "DTPA"). THE BUYER ACKNOWLEDGES, REPRESENTS AND WARRANTS THAT IT IS NOT A CONSUMER AS DEFINED BY THE DTPA BECAUSE (i) IT IS A CORPORATION THAT SEEKS TO ACQUIRE THE ASSETS FOR COMMERCIAL OR BUSINESS USE AND (ii) IT HAS ASSETS OF $25 MILLION OR MORE OR IS OWNED OR CONTROLLED BY A CORPORATION OR ENTITY WITH ASSETS OF $25 MILLION OR MORE. IF THE BUYER IS
NONETHELESS DEEMED TO BE A CONSUMER AS DEFINED BY THE DTPA, IT HEREBY WAIVES ITS RIGHTS UNDER THE DTPA, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF THE BUYER'S OWN SELECTION, THE BUYER VOLUNTARILY CONSENTS TO THIS WAIVER. THE BUYER ACKNOWLEDGES, REPRESENTS AND WARRANTS THAT (i) IT IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION WITH THE SELLER; (ii) IT WAS REPRESENTED BY LEGAL COUNSEL IN THIS TRANSACTION; AND (iii) IT SELECTED ITS OWN LEGAL COUNSEL, WHICH WAS NOT DIRECTLY OR INDIRECTLY IDENTIFIED, SUGGESTED OR SELECTED BY THE SELLER, A COMPANY OR A SUBSIDIARY OR ANY AGENT THEREOF. THE BUYER EXPRESSLY RECOGNIZES THAT THE PRICE FOR WHICH THE SELLER HAS AGREED TO SELL THE ASSETS AND PERFORM ITS OBLIGATIONS UNDER THIS AGREEMENT HAS BEEN PREDICATED UPON THE INAPPLICABILITY OF THE DTPA AND THE EFFECTIVENESS OF THIS WAIVER OF THE DTPA. THE BUYER FURTHER RECOGNIZES THAT THE SELLER, IN DETERMINING TO ENTER INTO THIS AGREEMENT, HAS EXPRESSLY RELIED ON THIS WAIVER AND THE INAPPLICABILITY OF THE DTPA.

               (o) Bulk Transfers. The Parties waive compliance with the requirements of the bulk sales law of any jurisdiction in connection with the sale of the Assets to the Buyer hereunder. The Seller shall indemnify and hold harmless the Buyer and its Affiliates against all Adverse Consequences which may be incurred by the Buyer as a result of noncompliance with any such bulk sales laws.

               (p) ENTIRE AGREEMENT. THIS AGREEMENT (INCLUDING THE DOCUMENTS REFERRED TO HEREIN) CONSTITUTES THE ENTIRE AGREEMENT AMONG THE PARTIES AND SUPERSEDES ANY PRIOR UNDERSTANDINGS, AGREEMENTS OR REPRESENTATIONS BY OR AMONG THE PARTIES, WRITTEN OR ORAL, TO THE EXTENT THEY HAVE RELATED IN ANY WAY TO THE SUBJECT MATTER HEREOF.

                              *****



          IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

MIDCOAST GAS SERVICES, INC.



By:

Name: _______________________

Title:



EL PASO FIELD SERVICES COMPANY



By:

Name:  Robert G. Phillips

Title:  President